Exhibit 99.1

FOR MORE INFORMATION: HANOVER+ELITE Dodi Handy or Kathy Addison 407-585-1080 or via email at SSNT@efcg.net

SILVERSUN TECHNOLOGIES REPORTS SECOND QUARTER 2012 RESULTS

LIVINGSTON, NJ – (Marketwire) – August 15, 2012 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a preferred source for best-of-breed business management applications and professional consulting services, today reported its second quarter financial results for the three and six months ended June 30, 2012.

Reflecting on SilverSun’s second quarter performance, Mark Meller, Chairman, President and CEO of SilverSun, stated, “During the second quarter, we remained squarely focused on executing our 36-month plan to profitably grow our revenues through both home-grown initiatives and key strategic acquisitions. The integration of Hightower and Micro-Point, both of which we successfully acquired in June, has been progressing very well, and promises notable growth for SilverSun in coming quarters.  In addition, we are very pleased with the favorable response that we have continued to receive from the marketplace for our expanding suite of proprietary, cloud-based Software-as-a-Service (SaaS) solutions – particularly BeerRun, BrewPub and our Distributor Relationship Management System, which we designed specifically to meet the unmet business process management needs of the U.S. craft beer brewing and distribution industry.”

Financial Highlights for the Three Months Ended June 30, 2012 Compared to the Three Months Ended June 30, 2011:

•	Total revenues climbed 14% to $3,071,425 from $2,692,078 million.
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Loss from operations for the second quarter of 2012 totaled $319,781, compared to income from operations of   $84,148. However, notwithstanding a one-time, non-cash charge of $408,183 booked as share-based compensation expense relating to the granting of stock options to the Company’s non-executive employees, the gain from operations totaled $88,402.

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Due largely to the aforementioned non-cash expense item, net loss totaled approximately $334,031 or $0.00 loss per basic and diluted share, which compared to net income of $2,291,214, or $0.52 earnings per fully diluted share.

Financial Highlights for the Six Months Ended June 30, 2012 Compared to the Six Months Ended June 30, 2011:

•	Total revenues rose 9.7% to $5,980,284 from $5,453,523.
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Notwithstanding one-time, non-cash charges totaling $1,127,450 relating to share-based compensation expenses, the Company had income from operations of $122,078, which compared to income from operations of $319,035 in the first half of 2011.

o	On a GAAP reporting basis and after factoring the one-time, non-cash expense items, loss from operations for the six months ended June 30, 2012 totaled $1,005,372.
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For the same reasons noted above, the net loss totaled approximately $1,042,222, or $0.01 loss per basic and diluted share, which compared to net income of approximately $2,730,853, or $0.61 earnings per fully diluted share.

As of June 30, the Company had $176,996 in cash; $1,289,275 in accounts receivable; zero long term debt; and total stockholders’ deficit of $755,641.

Continuing, Meller added, “Looking ahead, SilverSun intends to persist in its effort to pursue additional attractive and strategically complementary acquisition opportunities, in tandem with making investments in the development and commercialization of new proprietary SaaS offerings for strategic niche markets we serve.   We believe that our year-to-date performance demonstrates the fundamental strength of our business model and points to SilverSun’s ability to create enduring, long term value for its stakeholders – even in a tough, economic environment.”

The description of the financial results within this press release does not purport to be complete and is qualified in its entirety by reference to the full text of the Company's Form 10-Q filed with the Securities and Exchange Commission on August 14, 2012

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs a national direct sales and consulting team currently serving a growing customer base spanning 38 U.S. states and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results. The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.